                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                         CASTLE & COOKE, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies:
                ------------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ------------------------------------------------------------
           (5)  Total fee paid:
                ------------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ------------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ------------------------------------------------------------
           (3)  Filing Party:
                ------------------------------------------------------------
           (4)  Date Filed:
                ------------------------------------------------------------

                              CASTLE & COOKE, INC.
                            10900 WILSHIRE BOULEVARD
                             LOS ANGELES, CA 90024
--------------------------------------------------------------------------------

                                                                  March 31, 2000

To the Stockholders of Castle & Cooke, Inc.:

    You are cordially invited to attend the Annual Meeting of Stockholders of Castle & Cooke, Inc. (the "Company") which will be held at Dole World Headquarters, One Dole Drive, Westlake Village, California, at 10:00 a.m. on May 9, 2000.

    This booklet includes the Notice of Annual Meeting and the Proxy Statement, which contain information about the formal business to be acted on at the meeting by the stockholders. The meeting will also feature a report on the operations of your Company, followed by a question and discussion period.

    As you will see from the Proxy Statement, you are being asked to vote on the nominees for the Board of Directors and to approve the selection of Arthur Andersen LLP as the Company's independent accountants and auditors for the 2000 fiscal year.

    We hope that you will be able to attend the meeting. However, whether or not you plan to attend in person, your vote is important, so please complete, sign, date and return the enclosed proxy card(s) promptly. If you do attend the meeting and wish to vote your shares personally, you may revoke your proxy.

    Thank you for your continued interest in Castle & Cooke, Inc.

                                          Sincerely yours,

                                          /s/ David H. Murdock

                                          David H. Murdock
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER

                              CASTLE & COOKE, INC.
                            10900 WILSHIRE BOULEVARD
                         LOS ANGELES, CALIFORNIA 90024

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 9, 2000

                            ------------------------

    The Annual Meeting of Stockholders of CASTLE & COOKE, INC. (the "Company") will be held at Dole World Headquarters, One Dole Drive, Westlake Village, California, at 10:00 a.m. on May 9, 2000 for the following purposes:

    (1) To elect eight (8) directors of the Company, each to serve until the next Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified;

    (2) To approve Arthur Andersen LLP as the Company's independent public accountants and auditors for the 2000 fiscal year; and

    (3) To transact such other business as may properly come before the meeting or any adjournments thereof.

    The Board of Directors has fixed March 16, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only stockholders of record at the close of business on that date are entitled to vote at the Annual Meeting or any adjournments thereof.

                                          By Order of the Board of Directors,

                                          /s/ Roberta Wieman

                                          Roberta Wieman
                                          CORPORATE SECRETARY

March 31, 2000

IMPORTANT: IF YOU CANNOT BE PRESENT AND DESIRE TO HAVE YOUR STOCK VOTED AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD(S) AS SOON AS POSSIBLE AND RETURN IT (THEM) IN THE ENCLOSED PRE-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES REGISTERED IN DIFFERENT NAMES OR AT DIFFERENT ADDRESSES, EACH PROXY CARD SHOULD BE COMPLETED AND RETURNED.

                              CASTLE & COOKE, INC.
                            10900 WILSHIRE BOULEVARD
                         LOS ANGELES, CALIFORNIA 90024

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

    This Proxy Statement is furnished to stockholders by the Board of Directors of Castle & Cooke, Inc. (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of the Company to be held at Dole World Headquarters, One Dole Drive, Westlake Village, California, at 10:00 a.m. on May 9, 2000, and at any adjournments thereof. The Company's principal executive offices are located at 10900 Wilshire Boulevard, Los Angeles, California 90024, and its telephone number is (310) 208-3636.

    This Proxy Statement, Notice of Annual Meeting and the accompanying proxy card(s) are being first mailed to stockholders on or about March 31, 2000. The Company's 1999 Annual Report is being mailed to stockholders with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies by the Company is to be made.

GENERAL INFORMATION, VOTING RIGHTS AND PROCEDURES

    The Board of Directors has fixed March 16, 2000 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. On the Record Date, 17,052,946 shares of Common Stock of the Company ("Common Stock") were outstanding and entitled to vote at the Annual Meeting. The Common Stock is the only class of stock of the Company that is outstanding and entitled to vote at the Annual Meeting, and the Common Stock is held by approximately 8,664 holders of record as of that date.

    Stockholders who own shares registered in different names or at different addresses will receive more than one proxy card. A STOCKHOLDER WHO DOES NOT PLAN TO ATTEND THE MEETING MUST SIGN AND RETURN EACH OF THE PROXY CARDS RECEIVED TO ENSURE THAT ALL OF THE SHARES OWNED BY SUCH STOCKHOLDER ARE REPRESENTED AT THE ANNUAL MEETING. Each proxy card that is properly signed and returned to the Company and not revoked will be voted in accordance with the instructions on the card.

    Any stockholder who gives a proxy has the power to revoke it at any time before it is exercised by delivery, either in person or by mail, of a written notice of revocation to the Corporate Secretary of the Company, by such stockholder's submission of a properly signed, later-dated proxy, or by its vote in person at the Annual Meeting. Attendance at the Annual Meeting will not in itself constitute revocation of the proxy.

    Unless contrary instructions are given, the persons designated as proxy holders in the accompanying proxy card(s) (or their substitutes) will vote FOR the election of the Board of Directors' nominees, FOR the approval of Arthur Andersen LLP as the Company's independent public accountants and auditors for the 2000 fiscal year, and in the proxy holders' discretion with regard to any other matters (of which the Company is not now aware) that may be properly presented at the meeting or any adjournments thereof, and all matters incident to the conduct of the meeting.

    The presence at the meeting, in person or by proxy, of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum. The affirmative vote of the holders of at least a majority of the shares of Common Stock represented in person or by proxy at the meeting and entitled to vote at the meeting will be required with respect to the election of directors and the approval of Arthur Andersen LLP as the Company's independent public accountants and auditors.

    Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as the inspectors of election for the meeting. Abstentions are counted as shares present at the meeting for purposes of a quorum and have the effect of votes cast against any matter as to which they are specified. "Broker nonvotes" mean shares that are not voted on a particular matter by a broker because the broker has no authority to vote on the matter without instructions. Broker nonvotes on a proposal will be treated as present for purposes of a quorum and will have the effect of a vote against Proposal 2, and will have the effect of withholding authority for the election of directors in Proposal 1.

    Any unmarked proxies, including those submitted by brokers or nominees, will be voted IN FAVOR of the proposals and nominees of the Board of Directors, as indicated on the proxy card, except as described above for broker nonvotes.

    Each share of Common Stock entitles its holder to one vote on each matter to be voted on at the Annual Meeting. Under the Company's Articles of Incorporation, stockholders are not entitled to cumulate their votes in the election of directors.

    The Company's Bylaws provide that nominations of candidates for election to the Company's Board of Directors may only be made by the Board or by a stockholder entitled to vote at the meeting of the stockholders called for the election of directors (the "Election Meeting"). Any such stockholder who intends to nominate a candidate for election to the Board must deliver a notice to the Corporate Secretary of the Company not less than 30 days prior to the date of the Election Meeting setting forth:

    - the name, age, business address and residence address of each such intended nominee;

    - the principal occupation or employment of each such intended nominee;

    - the number of shares of capital stock of the Company beneficially owned by each such intended nominee; and

    - such other information concerning each such intended nominee as would be required to be included, under the rules of the Securities and Exchange Commission (the "SEC"), in a proxy statement soliciting proxies for the election of such nominee.

    To be timely, any nomination with respect to the upcoming Annual Meeting must be delivered to the Corporate Secretary, Castle & Cooke, Inc., 10900 Wilshire Boulevard, Los Angeles, California 90024, no later than April 9, 2000. Any notice with respect to any subsequent Election Meeting must be delivered to the Corporate Secretary not less than 30 days prior to the date of that Election Meeting. The Company's Bylaws provide that if the Chairman of an Election Meeting determines that a nomination was not made in accordance with the procedures set forth in such Bylaws, the nomination shall be void.

BENEFICIAL OWNERSHIP OF CERTAIN STOCKHOLDERS

    The following table sets forth, to the best knowledge of the Company, information as to each person who beneficially owned more than 5% of the Company's Common Stock as of March 16, 2000 unless otherwise noted.

                                           AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER      BENEFICIAL OWNERSHIP(1)   PERCENT OF CLASS(2)
------------------------------------      -----------------------   -------------------
David H. Murdock .......................        4,643,933(3)               27.23%
10900 Wilshire Boulevard
Los Angeles, CA 90024

Franklin Resources, Inc. ...............        1,700,000(4)                9.97%
777 Mariners Island Boulevard
San Mateo, CA 94404

Tweedy, Browne Company LLC .............        1,158,769(5)                6.79%
52 Vanderbilt Avenue
New York, NY 10017

Ingalls & Snyder, LLC ..................        1,081,033(6)                6.34%
61 Broadway
New York, NY 10006

Dimensional Fund Advisors, Inc. ........        1,187,900(7)                6.97%
1299 Ocean Avenue
Santa Monica, CA 90401

------------------------

(1) Unless otherwise indicated in these notes, each person has sole voting and dispositive power with respect to the shares shown.

(2) The percentages set forth above are calculated on the basis of 17,052,946 shares of Common Stock outstanding on March 16, 2000, plus in the case of Mr. Murdock, stock options granted to him under the Company's Amended and Restated 1995 Stock Option and Award Plan (the "1995 Plan") to purchase 115,667 shares, which number includes all such options that are exercisable within 60 days following February 29, 2000.

(3) Mr. Murdock has both voting and dispositive power over all except 26,956 of these shares, which are beneficially owned by or for his sons and over which Mr. Murdock has neither voting nor dispositive power.

(4) Based on a report on Schedule 13G/A filed as of January 13, 2000, by Franklin Resources, Inc. ("Franklin") these shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries (the "Adviser Subsidiaries") of Franklin, and the applicable advisory contracts grant to the Adviser Subsidiaries all investment and/or voting power over such shares.

(5) Based on a report filed on Schedule 13D dated January 8, 1999, as amended by
    Schedule 13D/A dated December 1, 1999, filed on behalf of Tweedy, Brown Company LLC ("TBC"), TBK Partners, L.P. ("TBK") and Vanderbilt Partners, L.P. ("Vanderbilt"), TBC was the beneficial owner of 1,158,769 shares ("TBC Shares"), TBK was the beneficial owner of 107,300 shares ("TBK Shares") and Vanderbilt ceased to be the beneficial owner of more than 5% of the Company's Common Stock on November 15, 1999, pursuant to disposition of shares in open market transactions, and does not beneficially own directly any shares. TBC reported that it has sole dispositive power over all of the TBC Shares, and that such shares are held in the accounts of various customers of TBC, with respect to which accounts TBC had investment discretion, and with respect to some of which TBC had sole or shared voting power. TBC reported having sole voting power over 1,110,788 shares held in certain

    TBC accounts, and that certain members of TBC may be deemed to have sole voting power as to certain shares as more fully set forth in the
    Schedule 13D, as amended. TBK reported having sole voting and sole dispositive power over the TBK Shares. Each of TBC, TBK and Vanderbilt disclaimed beneficial ownership of the shares held by the other. The aggregate number of shares with respect to which TBC, TBK and Vanderbilt could be deemed to be the beneficial owners as of the date of the report is 1,266,069 shares.

(6) Based on a report on Schedule 13G/A filed as of February 5, 2000, Ingalls & Snyder LLC had sole voting and dispositive power over 27,600 of these shares and shared dispositive power over 1,053,433 of these shares.

(7) Based on a report on Schedule 13G filed as of February 4, 2000, Dimensional Fund Advisors, Inc. ("DFA") reported sole voting and sole dispositive power over these shares. DFA reported that it was an investment advisor that furnished investment advice to four investment companies, and served as investment manager to certain other commingled group trusts and separate accounts (these investment companies' trusts and accounts being "Funds"). All reported securities were owned by the Funds, and DFA disclaimed beneficial ownership of them.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

GENERAL

    The Board of Directors is currently comprised of eight (8) members. The Board of Directors nominated the eight (8) incumbents named below for election to the Board of Directors at the Annual Meeting until the next annual meeting of stockholders and until their successors are duly elected and qualified.

    Current members of the Board will continue to serve until the election and qualification of directors at the Annual Meeting.

    Unless authority to do so is withheld, the persons named as proxies (or their substitutes) will vote the shares represented thereby FOR the election of ALL the director nominees named below. If any nominee becomes unavailable or is unable to serve as a director, which is not anticipated, the persons named as proxies (or their substitutes) shall have full discretion and authority to vote or refrain from voting for any other nominee in accordance with their judgment.

NOMINEES

    The following brief statements contain biographical information concerning each nominee for election as a director, including information concerning his or her principal occupation for at least the past five years, as of February 29, 2000. Messrs. Carson, Cook, Hogan and Dallas are unaffiliated with the Company and its subsidiaries. Each nominee's age is given as of March 31, 2000.

                              YEAR ELECTED/APPOINTED              PRINCIPAL OCCUPATION, POSITIONS WITH THE COMPANY
            NAME                  AS A DIRECTOR          AGE           AND SUBSIDIARIES AND OTHER INFORMATION
----------------------------  ----------------------   --------   ------------------------------------------------
David H. Murdock                       1995               76      Chairman of the Board, Chief Executive Officer
                                                                  and Director of the Company since October 1995,
                                                                  and of Dole Food Company, Inc. (the Company's
                                                                  former parent) ("Dole") since July 1985.
                                                                  Chairman of the Board, Chief Executive Officer
                                                                  and Director of Castle & Cooke Homes, Inc.
                                                                  (formerly a publicly traded company that was 82%
                                                                  owned by Dole) from September 1992 until January
                                                                  1995. Since June 1982, Chairman of the Board and
                                                                  Chief Executive Officer of Flexi-Van Leasing,
                                                                  Inc., a Delaware corporation wholly-owned by Mr.
                                                                  Murdock. Sole owner and developer of the
                                                                  Sherwood Country Club in Ventura County,
                                                                  California, and numerous other real estate
                                                                  developments; also sole stockholder of numerous
                                                                  corporations engaged in a variety of business
                                                                  ventures, including the manufacture of
                                                                  textile-related products, and industrial and
                                                                  building products.

                              YEAR ELECTED/APPOINTED              PRINCIPAL OCCUPATION, POSITIONS WITH THE COMPANY
            NAME                  AS A DIRECTOR          AGE           AND SUBSIDIARIES AND OTHER INFORMATION
----------------------------  ----------------------   --------   ------------------------------------------------
Patrick J. Birmingham                  1999               62      Senior Vice President of the Company since
                                                                  February 1998. President and Chief Executive
                                                                  Officer of Castle & Cooke Homes Hawaii, Inc. (a
                                                                  subsidiary of the Company conducting residential
                                                                  real estate business in Hawaii), Castle & Cooke
                                                                  Properties, Inc. (a subsidiary of the Company
                                                                  conducting real estate business in Hawaii) and
                                                                  Lanai Company, Inc. (a subsidiary of the Company
                                                                  conducting the resorts business on Lanai) since
                                                                  February 2000. President and Chief Operating
                                                                  Officer of Lanai Company, Inc. from February
                                                                  1998 to January 2000. Mr. Birmingham retired
                                                                  from ITT Sheraton Corporation in October 1995,
                                                                  where he served as Senior Vice President and
                                                                  Director of International Development, ITT
                                                                  Sheraton Corporation, 1995; and Senior Vice
                                                                  President and President of Europe, Africa and
                                                                  Middle East Division, ITT Sheraton Corporation,
                                                                  1993 to 1994. Mr. Birmingham is also a member of
                                                                  the Board of Directors of Pleasant Travel
                                                                  Service and The Hogan Family Foundation, Inc.,
                                                                  and a member of the Advisory Board of Directors
                                                                  of Pleasant Holidays, LLC.

Wallace S. Miyahira                    1996               67      President--Oahu Residential and Commercial
                                                                  Operations of the Company from December 1996 to
                                                                  June 1999 and a Director of the Company since
                                                                  December 1996. Senior Vice President of the
                                                                  Company from October 1995 to December 1996.
                                                                  Senior Vice President of Castle & Cooke Homes,
                                                                  Inc. (formerly a publicly traded company that
                                                                  was 82% owned by Dole) from June 1993 to January
                                                                  1995. Senior Vice President of Castle & Cooke
                                                                  Properties, Inc. (a subsidiary of the Company
                                                                  conducting real estate business in Hawaii) from
                                                                  1983 to December 1996, and President from
                                                                  December 1996 to June 1999. President of Castle
                                                                  & Cooke Homes Hawaii, Inc. (a subsidiary of the
                                                                  Company conducting the residential real estate
                                                                  business in Hawaii) from 1984 to March 1995 and
                                                                  from December 1996 to June 1999. Mr. Miyahira
                                                                  retired as an employee and officer of the
                                                                  Company on June 30, 1999; he continues to serve
                                                                  as a Director and as a consultant for the
                                                                  Company.

Lynne Scott Safrit                     1995               41      President--North American Commercial Operations
                                                                  of the Company since October 1995 and Director
                                                                  since December 1995. President of Mega
                                                                  Management Company, Inc. since December 1993,
                                                                  and President of Atlantic American Properties,
                                                                  Inc. since August 1989, both of which are real
                                                                  estate management companies wholly-owned,
                                                                  directly or indirectly, by Mr. David H. Murdock.

                              YEAR ELECTED/APPOINTED              PRINCIPAL OCCUPATION, POSITIONS WITH THE COMPANY
            NAME                  AS A DIRECTOR          AGE           AND SUBSIDIARIES AND OTHER INFORMATION
----------------------------  ----------------------   --------   ------------------------------------------------
Edward M. Carson                       1996               70      Retired Chairman of the Board and Chief
                                                                  Executive Officer of First Interstate Bancorp.
                                                                  Chairman of the Board and Chief Executive
                                                                  Officer of First Interstate Bancorp from June
                                                                  1990 until May 1995. Mr. Carson, who has been a
                                                                  Director of the Company since 1996, is also a
                                                                  member of the Board of Directors of Wells Fargo
                                                                  Bank, Terra Industries, Inc., Aztar Corporation
                                                                  and Schuff Steel Company.

Lodwrick M. Cook                       1996               71      Co-Chairman of Global Crossing Ltd., an undersea
                                                                  fiber optic cable company, since January 1998;
                                                                  Vice Chairman and Managing Director, Pacific
                                                                  Capital Group, Inc., an investment company,
                                                                  since September 1997; Chairman Emeritus of ARCO,
                                                                  and Chairman and Chief Executive Officer of ARCO
                                                                  from January 1986, retiring as CEO in June 1994
                                                                  and as Chairman in June 1995. Mr. Cook, who has
                                                                  been a Director of the Company since 1996, is
                                                                  also Chairman of the Board of Directors of
                                                                  Litex, Inc.

Edward J. Hogan                        1996               72      Chairman of the Board and Chief Executive
                                                                  Officer of Pleasant Holidays, LLC and other
                                                                  companies engaged in the travel industry. Mr.
                                                                  Hogan also served on the Board of Directors of
                                                                  Castle & Cooke Homes, Inc. (formerly a publicly
                                                                  traded company that was 82% owned by Dole) from
                                                                  April 1993 until January 1995. Mr. Hogan, who
                                                                  has been a Director of the Company since 1996,
                                                                  is also a member of the Board of Directors of
                                                                  Dollar Thrifty Automotive Group, Inc., ChildHelp
                                                                  USA, the Hugh O'Brien Youth Foundation, Travel
                                                                  Industry Association of America and Academy of
                                                                  Travel and Tourism and Chairman of the Board of
                                                                  Loyola Marymount University Travel and Tourism
                                                                  School, The Hogan Family Foundation, Inc.,
                                                                  Pleasant Travel Service and Gonzaga University
                                                                  Entrepreneurial School.

William D. Dallas                      1999               44      Co-founder and Chairman of First Franklin since
                                                                  1981; licensed California Real Estate Broker and
                                                                  a charter member and First Vice President of the
                                                                  California Association of Mortgage Brokers
                                                                  (CAMB). Mr. Dallas, a Certified Mortgage Banker,
                                                                  is a member of the Board of Governors of the
                                                                  Mortgage Bankers Association of America, a
                                                                  member of the Board of Directors of Factual Data
                                                                  Corporation, Affinity Corporation, and Alliance
                                                                  for the Arts of Thousand Oaks and on the Board
                                                                  of Regents of California Lutheran University and
                                                                  the City of Thousand Oaks.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION
                    OF EACH OF THE NOMINEES DESCRIBED ABOVE.

COMMITTEES OF THE BOARD OF DIRECTORS

    There are three standing committees of the Board of Directors of the
Company: the Executive Committee; the Audit Committee; and the Corporate Compensation and Benefits Committee. The Board does not have a nominating committee.

    The primary purposes of the Executive Committee are (1) to exercise, during intervals between meetings of the Board and subject to certain limitations, all of the powers of the full Board; (2) to monitor and advise the Board on strategic business and financial planning matters for the Company; and (3) to deal with matters relating to the directors of the Company. The present members of the Executive Committee are Mr. David Murdock, Mr. Lodwrick Cook and
Mr. Edward Carson. The Executive Committee did not meet during the 1999 fiscal year.

    The Audit Committee is comprised entirely of directors who are not current or former officers or employees of the Company. It is responsible for monitoring and reviewing accounting methods adopted by the Company, internal accounting procedures and controls and audit plans. The Audit Committee receives directly the reports of the Company's independent public accountants and the internal audit staff. It meets periodically with both the independent public accountants and internal auditors to review audit results and the adequacy of the Company's system of internal controls. The Audit Committee also recommends to the Board the selection of the Company's independent public accountants and auditors. The present members of the Audit Committee are Mr. Edward Carson, Mr. Edward Hogan and Mr. William Dallas. The Audit Committee held four meetings during the 1999 fiscal year.

    The Corporate Compensation and Benefits Committee (the "Compensation Committee") is comprised entirely of directors who are not current or former officers or employees of the Company. Its objective is to assure that the officers and key management personnel of the Company are effectively compensated with salaries, supplemental compensation and benefits that are equitable and competitive. In addition, the Compensation Committee serves as the "named fiduciary" (as defined in the Employee Retirement Income Security Act of 1974, as amended) of certain employee pension and welfare benefit plans with responsibility for the adoption, operation, administration and amendment of such plans, and serves as the administrator of the Company's discretionary stock award plans. The present members of the Compensation Committee are Mr. Lodwrick Cook, Mr. Edward Hogan and Mr. William Dallas. The Compensation Committee held four meetings during the 1999 fiscal year.

MEETINGS OF THE BOARD OF DIRECTORS

    During the 1999 fiscal year there were six regularly scheduled meetings of the Board of Directors. Each of the incumbent directors attended at least 75% of the aggregate number of (a) such Board meetings and (b) meetings of committees on which they served during the 1999 fiscal year.

COMPENSATION OF DIRECTORS

    Directors who are not employees of the Company ("Non-Employee Directors") are compensated for their services according to a standard arrangement authorized by the Board of Directors. Non-Employee Directors receive an annual retainer fee of $10,000 payable quarterly in cash and $10,000 in share credits under the Company's Deferred Stock Compensation Plan for Non-Employee Directors (the "DSC Plan"), a deferred compensation, stock-indexed plan payable solely in shares of the Company's Common Stock as described below. Additional cash fees of $1,000 are paid to each Non-Employee Director for each regularly scheduled meeting of the Board that he or she attends, and a fee of $500 is paid for each telephonic meeting of the Board in which the Non-Employee Director participates. In addition, Non-Employee Director members of the Company's committees are compensated at the rate of $1,000 for each committee meeting actually attended, and the Non-Employee Director chairperson of a committee receives an additional annual amount of $2,500. The reasonable expenses incurred by each Non-Employee Director in connection with his or her duties as a director and member of a committee, if applicable, are also reimbursed by the Company, including certain expenses incurred by Non-Employee Directors' spouses in accompanying Non-Employee Directors to one Board meeting each year. Board members who are officers or employees of the Company do not receive compensation for their services as directors.

    Under the DSC Plan, on June 1, 1999, each eligible director received, and will receive on June 1 of each subsequent year during the term of the Plan, share credits equal to the number of shares of Common Stock that $10,000 would then buy (based on an average pricing formula). The number of units credited on June 1, 1999 was 664.176. All share credits are fully vested when granted. Share credits constitute bookkeeping entries that will be settled and paid in an equivalent number of shares of Common Stock upon the director's termination of service on the Board. A director may irrevocably elect to receive the number of shares of Common Stock equal to his or her accrued share credits in a lump-sum or in equal annual installments over a period of up to five years after termination of service. However, notwithstanding installment elections, if a director dies or the director is disabled or a change in control occurs, his or her share credits will be paid in a lump-sum when the director's service ends. During the period that the director's interest is represented by share credits, a director will have no voting, dividend or other rights of a shareholder with respect to the shares to be issued in his or her name, but will be entitled to additional share credits representing dividend equivalents based on cash dividends and distributions (if any) on the underlying shares (converted to share credits based on the market value of shares on the applicable dividend or distribution payment dates). The number of share credits and shares subject to the DSC Plan are subject to appropriate adjustment in the event of a stock split, recapitalization, reorganization or similar events.

    Mr. Wallace Miyahira, a director and former executive officer of the Company, retired on June 30, 1999, and continued to serve as a director following his retirement. The Company entered into a Consulting Agreement with Mr. Miyahira dated May 19, 1999, as amended by the Addendum to Consulting Agreement dated February 16, 2000, pursuant to which Mr. Miyahira has provided consulting services to the Company following his retirement, commencing on July 1, 1999. The material terms of this Consulting Agreement include the following:

    - a term through the end of 1999, which was extended by the Addendum through the end of 2000, which term may be further extended on a month to month basis by mutual agreement of the parties, and is subject to earlier termination at any time by either party on two weeks written notice;

    - provision of consulting services by Mr. Miyahira which primarily focus on long-range planning and government affairs as they affect the Company, and such other services as requested by the Company from time to time; and

    - compensation of $14,000 per month, plus the applicable Hawaii general excise tax, for which Mr. Miyahira is expected to provide an average of approximately 90 hours of service per month during the term.

    In connection with Mr. Miyahira's change in status and assumption of responsibilities as a consultant, the Compensation Committee extended the post-termination exercise period (but not the term) of Mr. Miyahira's outstanding vested options form one year after termination of his employment with the Company to one year after he ceases serving as a Director of the Company.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information with respect to shares of the Company's Common Stock beneficially owned (or deemed to be beneficially owned) as of February 29, 2000, by the Company's directors, its Named Executive Officers (as defined under "Compensation of Executive Officers") and by all current directors and executive officers of the Company as a group.

NAME AND ADDRESS OF                                            AMOUNT AND NATURE OF         PERCENT OF
BENEFICIAL OWNER(1)                                           BENEFICIAL OWNERSHIP(2)        CLASS(3)
-------------------                                           -----------------------       ----------
David H. Murdock............................................         4,643,933(4)(6)           27.23%
Edward M. Carson............................................             2,500(5)              *
Lodwrick M. Cook............................................            12,429(5)              *
Edward J. Hogan.............................................            10,000(5)              *
Patrick J. Birmingham.......................................            10,667(6)              *
Wallace S. Miyahira.........................................            54,292(6)              *
Lynne Scott Safrit..........................................            41,834(6)              *
William D. Dallas...........................................             1,950(5)              *
Bruce M. Freeman............................................            49,001(6)              *
Edward C. Roohan............................................            41,667(6)              *
Harry A. Saunders...........................................             3,834(6)              *
All Directors and Executive Officers as a Group
  (14 persons, including those named above).................         4,872,107(6)               28.6%

------------------------

*   Represents less than 1% of the class of securities.

(1) The mailing address for each of the individuals listed is Castle & Cooke, Inc., 10900 Wilshire Boulevard, Los Angeles, California 90024.

(2) Unless otherwise indicated in these notes, each person has sole voting and dispositive power with respect to the shares shown. Some directors and executive officers may share the voting and dispositive power over their shares with their spouses as community property, joint tenants or tenants in common, and some of them may hold the shares through revocable living trusts of which they are trustees solely for their benefit during their lifetimes or through family trusts of which they are a trustee and under which they and immediate family members are beneficiaries and/or trustees.

(3) The percentages set forth above are calculated within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, on the basis of 17,052,946 shares of Common Stock outstanding on March 16, 2000, plus, where applicable, stock options granted under the Company's stock option plans that are exercisable within 60 days following
    February 29, 2000.

(4) Mr. Murdock customarily maintains revolving lines of credit in conjunction with his various business activities, under which borrowings and security vary from time to time, and pursuant to which he provides collateral owned by him, including his Company securities. His reported holdings include 4,501,310 shares of Common Stock held by Flexi-Van Leasing, Inc., a corporation wholly-owned by Mr. Murdock, and 26,956 shares of Common Stock held by or for the benefit of Mr. Murdock's sons (over which Mr. Murdock has neither voting nor dispositive control).

(5) In addition to these amounts, each of the individuals indicated has 2,428.637 stock units credited to his account pursuant to the DSC Plan. See "Compensation of Directors" above.

(6) Shares reported include shares subject to non-transferable, non-voting employee stock options. The individuals and group indicated beneficially own the following number of shares of Common Stock that may be purchased upon the exercise of employee stock options exercisable on February 29, 2000, or within 60 days thereafter: Mr. Murdock, 115,667; Mr. Miyahira, 52,492;
    Mr. Birmingham, 10,667; Ms. Safrit 41,334; Mr. Freeman, 44,001; Mr. Roohan, 34,667; Mr. Saunders, 2,834; and all directors and executive officers as a group, 328,997.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth, as to the Chief Executive Officer and the other four most highly-compensated executive officers of the Company (the "Named Executive Officers"), information concerning the compensation paid by the Company and certain related entities (including all subsidiaries) for services in all capacities rendered to or for the benefit of the Company.

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION                       LONG-TERM COMPENSATION
                               --------------------------------------------------------   -------------------------
                                                                                          SECURITIES
                                                                           OTHER ANNUAL   UNDERLYING    ALL OTHER
NAME AND                                                    BONUS ($)      COMPENSATION    OPTIONS     COMPENSATION
PRINCIPAL POSITION               YEAR        SALARY($)         (2)            ($)(3)         (#)          ($)(4)
------------------             --------      ---------      ---------      ------------   ----------   ------------
David H. Murdock(5) .........    1999         439,998(1)     462,000(1)                     65,000             0
Chairman & CEO                   1998         437,690(1)     330,000(1)                     30,000             0
                                 1997         421,152(1)     230,000(1)                     31,000

Bruce M. Freeman ............    1999         273,076        275,000                        20,000         4,800
Senior Vice President            1998         250,000        247,500                        20,000         4,800
                                 1997         250,000        122,300                        11,000         4,750

Patrick J. Birmingham .......    1999         200,018        150,000           40,229       12,000         4,800
Senior Vice President            1998         196,172        150,000                        10,000             0

Harry A. Saunders ...........    1999         205,940        150,000                         8,500         4,800
Senior Vice President            1998         208,690        116,400                             0
                                 1997         219,743          6,000

Edward C. Roohan ............    1999         174,231        150,000                        15,000         4,800
Vice President & Chief           1998         158,846         87,500                        25,000         4,800
Financial Officer                1997         125,000         40,000                         6,000         3,125

------------------------

(1) Amounts reported do not include cash compensation paid to Mr. Murdock by Dole for these years.

(2) Bonus amounts shown reflect payments made in the subsequent year with respect to performance for the identified year.

(3) Does not include perquisites which do not exceed the lesser of $50,000 or 10% of the reported annual salary plus bonus for any year.

(4) The amounts shown in this column include contributions by the Company under the Company's tax deferred investment plans for the benefit of the individuals listed, but do not include payments made to Mr. Murdock under Dole's defined benefit pension plan. See "Pension Plans."

(5) Mr. Murdock is also the Chairman and Chief Executive Officer of Dole.
    Mr. Murdock also holds positions with certain business entities owned by him that are not controlled directly or indirectly by Dole or the Company. Such other entities pay compensation and provide fringe benefits to Mr. Murdock for his services to them. Mr. Murdock was paid for his services to the Company by the Company; in addition to his salary, he participated in bonus programs with other executive officers of the Company. See "Certain Transactions."

                     OPTION GRANTS IN THE LAST FISCAL YEAR

    The following table sets forth information concerning stock options for shares of the Company's common stock granted to each of the Named Executive Officers during the Company's 1999 fiscal year.

                                                                                          POTENTIAL REALIZABLE VALUE AT
                                                                                             ASSUMED ANNUAL RATES OF
                                                                                          STOCK PRICE APPRECIATION FOR
                                  INDIVIDUAL GRANTS                                              OPTION TERMS(1)
--------------------------------------------------------------------------------------   -------------------------------
                                               PERCENT
                                               OF TOTAL
                                 NUMBER OF     OPTIONS
                                 SECURITIES   GRANTED TO
                                 UNDERLYING   EMPLOYEES
                                  OPTIONS      IN LAST     EXERCISE OR
                                  GRANTED       FISCAL         BASE        EXPIRATION
NAME                              #(2)(3)        YEAR      PRICE/($/SH)     DATE(4)       0%($)      5%($)      10%($)
----                             ----------   ----------   ------------   ------------   --------   --------   ---------
David H. Murdock...............    65,000        23.64%       $16.8125    Feb. 7, 2009      $0      687,264    1,741,662
Edward C. Roohan...............    15,000         5.46%       $16.8125    Feb. 7, 2009      $0      158,599      401,922
Bruce M. Freeman...............    20,000         7.28%       $16.8125    Feb. 7, 2009      $0      211,466      535,896
Patrick J. Birmingham..........    12,000         4.37%       $16.8125    Feb. 7, 2009      $0      126,879      321,538
Harry A. Saunders..............     8,500         3.09%       $16.8125    Feb. 7, 2009      $0       89,873      227,756

------------------------

(1) The amounts under the columns labeled "5%" and "10%" are included pursuant to certain rules promulgated by the SEC and are not intended to forecast future appreciation, if any, in the price of the Company's Common Stock. As set forth in note 3 below, the option grants vest over a three year period. The reported amounts are based on the assumption that the named persons hold the options granted for their full ten-year term. The actual value of the options will vary in accordance with the market price of the Company's Common Stock. The column headed "0%" demonstrates that the options were granted at fair market value and optionees will not recognize any gain without an increase in the stock price, which increase benefits all stockholders commensurately.

(2) Stock options were granted under the Company's 1995 Plan. Options under the 1995 Plan may result in payments following the resignation, retirement or other termination of employment with the Company or its subsidiaries or as a result of a change in control of the Company. Vested options under the 1995 Plan may be exercised within a period of twelve months following a termination by reason of total disability, death or retirement, and three months following a termination for other reasons. The 1995 Plan permits the Compensation Committee, which administers the 1995 Plan, to accelerate, extend or otherwise modify benefits payable under the applicable awards in various circumstances, including a termination of employment or change in control, or permit the transfer of options to certain related persons or entities on a case-by-case basis. Under the 1995 Plan, if there is a change in control of the Company (as defined in the 1995 Plan), all options become immediately exercisable unless the Compensation Committee otherwise determines.

(3) These Options vest in three equal annual installments on the first, second and third anniversaries of the grant, which was made February 8, 1999.

(4) These Options were granted for a term of ten (10) years, subject to earlier termination in certain events such as termination of employment (see note 2 above). The Company's 1995 Plan contemplates customary adjustments if a recapitalization or reorganization event occurs.

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUE

    The following table and the notes thereto set forth for the Named Executive Officers, information with respect to options for the Company's Common Stock settled under the 1995 Plan during the 1999 fiscal year and the number and value of unexercised in-the-money options for the Company's Common Stock held as of the end of fiscal year 1999. The Company has not granted any SARs.

                        AGGREGATED OPTION EXERCISES AND
                FISCAL YEAR-END OPTION VALUES (1999 FISCAL YEAR)

                                                                                                VALUE OF UNEXERCISED
                                                            NUMBER OF SECURITIES UNDERLYING    IN-THE-MONEY OPTIONS AT
                            SHARES                          UNEXERCISED OPTIONS AT FY-END(#)          FY-END($)
                          ACQUIRED ON                                 EXERCISABLE/                  EXERCISABLE/
NAME                      EXERCISE(#)   VALUE REALIZED($)         UNEXERCISABLE(#)(1)            UNEXERCISABLE($)(2)
----                      -----------   -----------------   --------------------------------   -----------------------
David H. Murdock........       0                0                    73,667/95,333                   13,438/0
Patrick J. Birmingham...       0                0                     3,334/18,666                     0/0
Bruce M. Freeman........       0                0                    27,001/36,999                   4,063/0
Edward C. Roohan........       0                0                    19,334/33,666                   2,188/0
Harry A. Saunders.......       0                0                          0/8,500                     0/0

------------------------

(1) Some of these stock options, called the Converted Options, replace options originally granted under Dole's 1982 Stock Option and Award Plan (the "1982 Dole Plan") and 1991 Stock Option and Award Plan (the "1991 Dole Plan"), which replacement was effected in connection with the Distribution. Under the 1995 Plan, each of these options has a term of ten years from the applicable grant date of the option under the applicable Dole Plan, subject to earlier termination in certain events related to termination of employment described below. These options may result in payments following the resignation, retirement or other termination of employment with the Company or its subsidiaries or as a result of a change in control, recapitalization or reorganization of the Company. Vested options under the 1995 Plan may be exercised within a period of twelve months following a termination by reason of total disability, death or retirement, and three months following a termination for other reasons. Options replacing 1982 Dole Plan options may continue to be exercised following an employee optionee's death for the remainder of their term. The 1995 Plan permits the Compensation Committee, which administers the Plan, to accelerate, extend and otherwise modify benefits payable under the applicable awards in various circumstances, including a termination of employment or a change in control. Under the 1995 Plan, if there is a change in control of the Company, all options become immediately exercisable unless the Compensation Committee otherwise determines.

(2) This amount represents solely the difference between the market value on the last trading day of the 1999 fiscal year of those unexercised options which had an exercise price below such market price (i.e., "in-the-money options") and the respective exercise prices of such options. No assumptions or representations regarding the "value" of such options are made or intended.

                                 PENSION PLANS

    The Company maintains a noncontributory pension plan which provides benefits, following retirement at age 65 or older with one or more years of credited service (or age 55 with five or more years of credited service), to certain salaried, non-union employees of the Company, including executive officers of the Company. This plan provides a monthly pension to supplement personal savings and Social Security benefits. The following table shows as of January 1, 2000, the estimated annual benefits payable under the pension plan in which the Named Executive Officers participated in 1999.

PENSION PLAN TABLE

                                                                YEARS OF SERVICE
                                         ---------------------------------------------------------------
REMUNERATION                                10         15         20         25         30         35
------------                             --------   --------   --------   --------   --------   --------
$200,000...............................  $ 22,000   $ 33,000   $ 47,300   $ 61,600   $ 75,900   $ 90,200
$300,000...............................  $ 33,000   $ 49,500   $ 70,950   $ 92,400   $113,850   $135,300
$400,000...............................  $ 44,000   $ 66,000   $ 94,600   $123,200   $151,800   $180,400
$500,000...............................  $ 55,000   $ 82,500   $118,250   $154,000   $189,750   $225,500
$600,000...............................  $ 66,000   $ 99,000   $141,900   $184,800   $227,700   $270,600
$700,000...............................  $ 77,000   $115,500   $165,550   $215,600   $265,650   $315,700
$800,000...............................  $ 88,000   $132,000   $189,200   $246,400   $303,600   $360,800
$900,000...............................  $ 99,000   $148,500   $212,850   $277,200   $341,550   $405,900
$1,000,000.............................  $110,000   $165,000   $236,500   $308,000   $379,500   $451,000

    The table shows the estimated annual retirement benefits payable as straight life annuities, assuming normal retirement at age 65, to persons in specified final average compensation and years of service classifications. The plan has no offsets for Social Security. The table shows amounts prior to offsets for benefits payable from other plans. Covered compensation under the plan includes base pay, bonus, performance incentives (if any) and severance pay.

    The accrued benefit under the plan is 1.1% of final average annual compensation multiplied by years of service, plus .33% of final average annual compensation multiplied by years of service in excess of 15 years. Benefits accrued as of September 30, 1992 under a prior benefit formula serve as minimum entitlements. The ages, credited years of service, and covered compensation as of December 31, 1999 for certain individuals named in the Summary Compensation Table are as follows:

-          Mr. Murdock        (age 76)        4 years       $901,998
-          Mr. Freeman        (age 50)        6 years       $548,077
-          Mr. Roohan         (age 36)        6 years       $324,231
-          Mr. Saunders       (age 49)       24 years       $355,940

    Employees of Lanai Company, a subsidiary of the Company, do not now accrue pension benefits under the plan. In lieu of this, employees of Lanai Company receive supplemental contributions to their respective 401(k) plan accounts equal to two percent (2%) of their respective annual base salary and bonus payments, subject to limitations imposed by the Internal Revenue Code as described below. Mr. Birmingham, who is an employee of Lanai Company, Inc., became eligible to participate in the 401(k) plan in 1999 and received a supplemental contribution into his 401(k) plan account. Effective January 1, 1996, Mr. Murdock became eligible to participate in the Company's noncontributory pension and supplemental pension benefit plan(s) which, because of Mr. Murdock's age, will provide pension benefits to him in 2000 of approximately $21,100. Mr. Murdock's benefits under the Company plans are based on his service with the Company following the Distribution.

    The Internal Revenue Code places an annual maximum limit of $130,000 (at December 31, 1999) on the benefits available to an individual under pension plans. Furthermore, the Internal Revenue Code places an annual maximum limit of $160,000 (at December 31, 1999) on compensation which may be considered in determining a participant's benefit under qualified retirement programs. If an individual's benefit under the plans exceeds the $130,000 limit or compensation exceeds the $160,000 limit, the excess will be paid by the Company from an unfunded excess and supplemental benefit plan.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING COMPENSATION COMMITTEE REPORT AND THE FOLLOWING PERFORMANCE GRAPH SHALL NOT BE INCORPORATED BY REFERENCE, EXCEPT TO THE EXTENT THE COMPANY EXPRESSLY INCORPORATES SUCH REPORT OR GRAPH. THE REPORT AND GRAPH SHALL NOT BE DEEMED SOLICITING MATERIAL OR OTHERWISE DEEMED FILED UNDER EITHER OF SUCH ACTS.

      CORPORATE COMPENSATION AND BENEFITS COMMITTEE REPORT TO STOCKHOLDERS

COMPENSATION PHILOSOPHY

    The Company's compensation philosophy is to: a) closely relate the compensation of the Company's executive officers to measures of Company performance that contribute to increased value for the Company's stockholders; and b) provide a total pay package sufficiently competitive to attract and retain quality executives.

GOALS

    To assure that compensation policies appropriately consider the value the Company creates for stockholders, the Company's compensation philosophy for executive officers takes into account the following goals:

    - Executive officer compensation must be focused on enhancing stockholder value;

    - Compensation must reflect a competitive and performance-oriented environment that motivates executive officers to achieve a high level of individual, business unit and corporate results in the business environment in which they operate;

    - Incentive-based compensation should be related to the performance of each executive officer against financial and strategic performance goals that contribute to value creation; and

    - The Company's compensation policies must enable the Company to attract and retain top quality management.

    The Compensation Committee periodically reviews the components of compensation for the Company's executive officers on the basis of this philosophy. Further, as the situation warrants, the Company also retains the services of a qualified executive compensation consulting firm to provide recommendations to the Compensation Committee to enhance the linkage of executive officer compensation to the above goals and to obtain information as to how the Company's compensation of executive officers compares with peer companies.

EXECUTIVE COMPENSATION COMPONENTS

    The major components of compensation for executive officers are base salary, annual bonuses and stock option grants. The Company periodically evaluates the competitiveness of its executive compensation program relative to comparable publicly-traded companies.

    A group of 16 real estate development companies (the "peer group") was used to review compensation for the Company's Named Executive Officers. The peer group was originally identified in 1996 by the Company's executive compensation consulting firm through a comparability screening process that considered such variables as total assets, revenue size, and product line diversity. Broader published surveys of real estate development and hotel operations companies, as well as the real estate industry in general, are used to evaluate the competitiveness of total compensation for other Company executives.

    The aggregate pay package for executive officers of the Company, consisting of salary, annual bonus and long-term incentives, principally in the form of stock options, generally was structured to approximate the 50th to 75th percentile of the Company's peer group based on an analysis conducted by the Company's executive compensation consultant in 1999.

    Each component of the total executive compensation package emphasizes a different aspect of the Company's compensation philosophy:

    - BASE SALARY. Base salaries for executive officers (other than the Chairman and CEO whose salary is discussed below) are initially set upon hiring by the Chairman and CEO (subject to periodic review by the Compensation Committee) based on recruiting requirements (i.e., market demand), competitive pay practices, individual experience and breadth of knowledge, internal equity considerations, and other objective and subjective factors.

      Increases to base salary are made by or upon the recommendation of the Chairman and CEO and are determined primarily on an evaluation of competitive data and the individual's performance and contribution to the Company. Salary reviews for senior executives typically occur at intervals greater than twelve months.

    - ANNUAL INCENTIVES. The Company relies to a large degree on annual incentive compensation to attract, retain and reward executive officers of outstanding abilities and to motivate them to perform to the full extent of these abilities.

      Executive officers are eligible for annual cash bonuses under an executive annual incentive plan. These annual cash bonuses are determined after evaluating business and individual results, with reference to a formulaic model and other criteria. Under the formulaic model, target bonus opportunities for executive officers range from 20% to 50% of base salary (75% of base salary in the case of the Chairman and CEO) and maximum bonus opportunities are twice those amounts. Actual bonuses depend on the Company's performance relative to performance targets set in the first quarter for the applicable year. Specific target percentages for each individual are determined on the basis of competitive bonus levels (as a percent of salary), level of responsibility, ability to influence results on a corporate or business unit level, and, on occasion, subjective factors, and bonuses payable are determined within a band of performance levels relative to the target.

      In 1999, the formula bonus opportunity for executive officers was based upon a weighted average of earnings before taxes ("EBT") at the consolidated level (in the case of the Chairman and CEO and three other persons) or upon earnings before taxes ("EBT") at the business unit level (in the case of other officers). Bonuses are payable if the specified minimum level of performance is realized and are increased to maximum levels only if substantially higher than target performance levels are attained. In accordance with Company policy, whether or not specified performance criteria are achieved, the Compensation Committee may retain the discretion to authorize bonuses above or below the formula determined amounts, subject to limitations imposed by its policies regarding
      Section 162(m) (described below).

      In 1999, most of the business units reached or exceeded their targeted performance levels. Using their EBT results, all executive officers associated with the business units received from 58% to 100% of base salary, or 116% to 207% of their target award level, based primarily on the formulaic model with one exception to recognized improved performance (albeit below target) and expanded responsibilities of its head.

    - LONG-TERM INCENTIVES. The only outstanding long-term incentive opportunity for senior executives is through the Company's stock option and award plan, which was approved by shareholders at the annual shareholders meeting on May 12, 1999. In contrast to bonuses that are paid for prior year accomplishments, stock option grants represent incentives tied to future stock appreciation. They are intended to provide executives and managers with a direct incentive to enhance the value of the Common Stock.

      Options are granted at the discretion of the Compensation Committee (based substantially on recommendations of the Chairman and CEO as to grants for other officers) to persons holding key management positions above a specified salary level. Management and the Compensation Committee review information on option levels of other companies provided by the compensation consultants to assure that the Company's practices are within an acceptable range of competitive pay practices.

      Options were granted at the fair market value of the Common Stock on February 8, 1999. Options vest over a three-year period, with a maximum term of ten years. The specific number of option shares in each grant was generally based on a multiple of base salary, divided by the average fair market value on the last day of the month during the previous calendar year. In general, the multiples for executive officers (which ranged from 106% to 301%) increased with the level of responsibility and the perceived impact of each position on the strategic direction of the Company. The Chairman's recommendations for individual option grant decisions reflected his assessment of the effect of promotions, individual performance, and other factors. An individual's outstanding stock options and current stock ownership generally were not considered in making stock option awards. When combined with salary and target bonuses, the 1999 grants projected total compensation at approximately the 50th to the 75th percentile of the peer group companies. The Compensation Committee conducts an annual review of option grant recommendations based on competitive data and other factors.

CEO COMPENSATION

    The Compensation Committee followed the same general compensation policy described above for all other executives to determine Mr. Murdock's 1999 compensation.

    Under the formula provisions of the executive annual incentive plan, Mr. Murdock was eligible for an annual bonus for 1999 of 75% to 150% of base salary if the performance of the Company met or exceeded threshold levels established at the beginning of the year. The 1999 results exceed the applicable threshold and the Committee awarded Mr. Murdock a bonus, in accordance with the formula, of $462,000 or 105% of base salary.

    Mr. Murdock's base salary was reviewed by the Compensation Committee in February 1999. In connection with its 1999 bonus determinations and salary review in February, 2000, the Compensation Committee reviewed survey data prepared by the Company's compensation consultant on base salary and total cash compensation for the chairman and chief executive officer positions of the Company's peer group. The compensation consultant presented its findings regarding a competitive range of base salary and bonus for the Chairman and Chief Executive Officer. As a result of this review, the Compensation Committee concluded that Mr. Murdock's current base salary of $440,000 and his total cash compensation opportunity, including salary and bonus, are slightly above median competitive levels for chairmen and chief executive officers. Following this review, the Compensation Committee did not change Mr. Murdock's salary. The Compensation Committee believes that his salary, target bonus and stock option award in 1999 will place him within the 50th and 75th percentile of the peer group companies.

    Acting on the recommendation of the Company's compensation consultant, in January 1999, the Compensation Committee approved a stock option grant for Mr. Murdock in the amount of 65,000 options. This grant, which was made at fair market value on the date of grant and vests over three years, reflects a salary multiple of 248% (which was within the 50(th) and 75(th) percentile of annual stock option grants for CEOs within the real estate development peer group used by the consultant). The Compensation Committee conducts an annual review of option grant recommendations for the CEO along with its annual review of other option grant recommendations.

SECTION 162(M) CONSIDERATIONS

    The Section 162(m) Rules impose limits on the tax deductibility of compensation in excess of $1 million in any year for certain executive officers, except for performance-based compensation. No covered executive's compensation for these purposes exceed $1 million for 1999. Although stock option grants and performance-based bonuses are generally considered performance-based, options granted from May 21, 1997 through May 18, 1999 were not considered performance based under the Section 162(m) Rules. With the Amended and Restated 1995 Stock Option and Award Plan (the "1995 Plan") approved by shareholders at the May 18, 1999 shareholder meeting, the Compensation Committee has structured subsequent option grants and plans to structure future options and other performance-based or incentive compensation awards to executive officers under the Plan to avoid limits on deductibility, wherever feasible. The Compensation Committee, however, considers the Section 162(m) Rules only one of the factors it reviews with respect to compensation matters; changes in the tax laws or interpretations, other priorities, special circumstances or the uncertain application of the
Section 162(m) Rules may result in or warrant exceptions to this objective.

                                          THE CORPORATE COMPENSATION AND
                                          BENEFITS COMMITTEE

                                          Lodwrick M. Cook, Chairman
                                          Edward J. Hogan, Director
                                          William Dallas, Director

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Murdock, a director and executive officer of the Company, and Ms. Wieman, an executive officer of the Company, also serve as directors and executive officers of privately-held entities controlled by Mr. Murdock which do not have compensation committees. Any compensation from those companies is within the discretion of the boards of directors of those private companies.

    In 1999, Mr. Patrick Birmingham, a director and executive officer of the Company, served as a director of Pleasant Travel Service and on the Advisory Board of Directors of Pleasant Holidays, LLC. Mr. Edward Hogan, an executive officer of the companies, served on the Compensation Committee and as a director of the Company.

                               PERFORMANCE GRAPH

    The Company became a public company as a result of the Distribution. The following graph compares the cumulative total return to the stockholders of the Company's Common Stock from December 31, 1995 to December 31, 1999, with the cumulative total return on the Standard & Poor's 500 Index of widely held common stocks (the "S&P 500 Index") and a group of peer issuers (the "Peer Group"). The Peer Group was selected on the basis of being in the same line or lines of business as the Company. The following companies are the members of the Peer
Group: The Rouse Company; Catellus Development Corporation; Pulte Corporation; Toll Brothers, Inc.; Lennar Corporation; Forest City Enterprises, Inc.; Newhall Land & Farming Company; Kaufman & Broad Home Corporation; Avatar
Holdings, Inc.; Del Webb Corporation; Standard-Pacific Corp.; Ryland
Group, Inc.; Schuler Homes, Inc.; Beazer Homes USA, Inc.; Hovnanian
Enterprises, Inc.; and William Lyon Homes (formerly known as "The Presley Companies").

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

      CASTLE & COOKE, INC.  S & P 500  PEER GROUP INDEX
1995                  $100       $100              $100
1996                   $95       $123              $114
1997                  $101       $164              $201
1998                   $88       $211              $187
1999                   $76       $255              $159

    Historical information regarding The Presley Companies ("TPC"), which comprises less than 1% of the Peer Group based on market capitalization, has been adjusted to reflect TPC's merger in late 1999 with William Lyon Homes and a 5 for 1 reverse stock split effected by the TPC in connection with this merger.

    Assumes $100 invested on December 31, 1995 in Castle & Cooke, Inc. Common Stock, the S&P 500 Index and an index comprised of members of the Peer Group (weighted according to each member's market capitalization). The total returns represent stock price changes plus the reinvestment of dividends.

                              CERTAIN TRANSACTIONS

    The transactions described below in which Mr. Murdock or his affiliates or Dole had an interest during 1999 were reviewed and determined to be fair and reasonable and in the Company's interest by the Audit Committee of the Board of Directors of the Company.

TRANSACTIONS WITH OR INVOLVING DOLE

    On December 28, 1995, Dole distributed to stockholders all of the common stock of the Company, Dole's former real estate and resorts operations (the "Distribution"). Mr. Murdock is also Chairman and Chief Executive Officer of Dole and beneficially owns approximately 24% of its outstanding common stock.

    As partial consideration to Dole for the Distribution, the Company issued to Dole two promissory notes, one of which in the principal amount of $10 million remains unpaid. The $10 million note is payable December 7, 2000, and bears interest at the rate of 7% per annum, payable quarterly. The Company incurred and paid $700,000 in interest expense since January 1, 1999 pursuant to the terms of the $10 million note.

    Pursuant to the Distribution, the Company and Dole each hold a 50% interest in an airplane, which was formerly owned solely by Dole. Under the Aircraft Co-Ownership Agreement, the Company and Dole agreed that each party would be responsible for the direct costs associated with its use of the aircraft, and that all indirect costs would be equally shared. The Company and Dole's proportionate shares of the operating costs for the aircraft during 1999 were $700,212 and $945,528 respectively. Pursuant to the Distribution agreements, Dole paid the Company $83,268 for certain general and administrative expenses provided to Dole by the Company during 1999, including land management, and workers' compensation services. The Company paid Dole $71,859 for certain general and administrative expenses for various services provided to the Company by Dole during 1999, including executive and asset management.

    In connection with Dole's occupation during 1999 certain of office space acquired by the Company in Bakersfield, California and to specify the parties' respective ongoing responsibilities with respect to such property, Dole and the Company entered into an agreement dated January 1, 2000. Under the agreement, Dole agreed to pay the Company an aggregate sum of $1,355,829--$396,949 of which has been paid and the remaining $958,880 of which is to be paid in monthly installments through December 2001. Dole also agreed to reimburse the Company for certain brokerage commissions, if incurred by the Company in re-leasing the property prior to February 28, 2009, and the Company has agreed to reimburse Dole for any rents received by the Company on the property from any third parties for periods through December 31, 2001.

    During 1999 Dole also paid the Company $20,299 pursuant to three eight-year leases commencing in December 1995 for three plots of agricultural land covering approximately 1600 acres on Oahu, Hawaii. The Company expects to receive similar annual rents in future years under the leases, subject to changes in property taxes payable on such properties.

    Dole also paid the Company $181,200 during 1999 for holding various meetings and sales functions at the Company's Lanai resort hotels. The Company purchased $229,824 of products from Dole for its retail store and hotels in Hawaii, and also paid Dole $34,356 in licensing fees pursuant to a long-term Trademark

License Agreement. The Company also received a general excise tax refund of $166,168 that was paid to Dole during 1999 pursuant to the agreement governing the Distribution.

    In 1998, the Company sold to a third party bank (the "Bank") an approximately ten-acre parcel of undeveloped land in Westlake Village, California (the "Dole Headquarters Site") for approximately $5,249,000 for development by the Bank of a corporate headquarters building for Dole. The Dole Headquarters Site was part of an approximately thirty-acre parcel of land (the "Lindero Property") owned by the Company. The sales price for the Dole Headquarters Site was negotiated by senior officers of the Company making use of appraisals done by independent third parties, and was approved by the Company's Audit Committee. In addition, Dole reimbursed the Company the sum of $45,134 for architectural services and related expenses provided to Dole in 1999 in connection with the construction of the Dole Headquarters Site. In
January 1999, Dole also paid the Company $2,048,442, which represented a net payment for certain amounts the parties each owed to the other concerning the Dole Headquarters Site and the remainder of the Lindero Property. The net payment represented: (1) certain payments ($2,668,985) to the Company to reimburse it for development costs incurred by the Company on the Dole Headquarters Site prior to the time it was sold to the Bank; (2) certain lease payments ($232,631) to the Company representing lease periods prior to the time the Dole Headquarters Site was sold to the Bank; less (3) certain payments ($853,174) to Dole representing development costs incurred on the portion of the Lindero Property which continues to be owned by the Company.

TRANSACTIONS WITH OTHER PERSONS OR ENTITIES

    In 1999, Mr. Bruce Freeman, an executive officer of the Company, and the Company closed the previously reported purchase by Mr. Freeman of a homesite lot in the Company's Seven Oaks development in Bakersfield, California, at the list price of $65,000, and paid $3,205 to the Company for consulting services at the Company's customary rates.

    David H. Murdock, the Company's Chairman and Chief Executive Officer, owns a real estate management company, which is managed by Ms. Lynne Scott Safrit, a director and executive officer of the Company. Ms. Safrit is compensated by the Company for her services to the Company, and by the real estate management company for her services to it. The real estate management company provides certain support services to the Company which are charged to the Company, and the Company provides certain management services and office accommodations to the real estate management company which are charged to the real estate management company. Mr. Murdock also paid the Company and Dole, as co-owners of the aircraft which is the subject of the Aircraft Co-Ownership Agreement described above, a total of $30,969, representing the incremental cost to the Company and Dole for Mr. Murdock's personal use of the aircraft during 1999. This payment was shared equally by the Company and Dole.

    In 1999, the Company purchased $69,199 of construction products in the ordinary course of business directly or indirectly from companies wholly-owned by Mr. Murdock. These purchases were made at prices no less favorable than those charged to third parties.

                                   PROPOSAL 2
                                  APPROVAL OF
                  INDEPENDENT PUBLIC ACCOUNTANTS AND AUDITORS

    Upon the recommendation of the Audit Committee, the Board of Directors of the Company has appointed Arthur Andersen LLP as the Company's independent public accountants and auditors for the 2000 fiscal year ending December 31, 2000, subject to stockholder approval. Arthur Andersen LLP (and its predecessors) has served as the Company's (or its predecessor, Dole Food Company, Inc.) independent public accountants and auditors since 1985.

    Services which will be provided to the Company and its subsidiaries by Arthur Andersen LLP with respect to the 2000 fiscal year include the examination of the Company's consolidated financial statements, reviews of quarterly reports, services related to filings with the SEC and consultations on various tax and other matters.

    A representative of Arthur Andersen LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as he or she may desire.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS AND AUDITORS.

                                 MISCELLANEOUS

OTHER MATTERS

    If any other matters properly come before the meeting, it is the intention of the proxy holders to vote in their discretion on such matters pursuant to the authority granted in the proxy and to the extent permitted under applicable law.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires that executive officers, directors, and holders of more than 10% of a company's registered class of securities file reports of their ownership of a company's securities with the SEC. Based on a review of these reports, the Company believes that its reporting persons complied with all applicable Section 16(a) filing requirements.

COST OF SOLICITING PROXIES

    The expenses of preparing and mailing the Notice of Annual Meeting, the Proxy Statement and the proxy card(s) will be paid by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited by directors, officers and employees of the Company (who will receive no additional compensation) by personal interviews, telephone, telegraph, facsimile and e-mail. The Company has retained D. F. King & Co., Inc. to assist in the solicitation of proxies. D. F. King & Co., Inc. will be paid approximately $5,500, plus out-of-pocket expenses, for its services. Banks, custodians, nominees and fiduciaries will forward proxy soliciting material to beneficial owners of the Company's Common Stock and will be reimbursed by the Company for their expenses incurred in so doing.

FORM 10-K AND ANNUAL REPORT TO SHAREHOLDERS

    Enclosed with this Proxy Statement is a copy of the Company's 1999 Annual Report. The Annual Report is enclosed for the convenience of stockholders only and should not be viewed as part of the proxy solicitation material. Stockholders may obtain without charge copies of the Company's Annual Report and Form 10-K by calling (310) 208-3636 or writing to:

    Investor Relations
    Castle & Cooke, Inc.,
    10900 Wilshire Blvd., Suite 1600
    Los Angeles, CA 90024

PROPOSALS OF STOCKHOLDERS

    The 2001 Annual Meeting of Stockholders is presently expected to be held on or about May 9, 2001. To be considered for inclusion in the Company's Proxy Statement for the 2001 Annual Meeting, proposals of stockholders intended to be presented at the meeting must be received by the Corporate Secretary, Castle & Cooke, Inc., 10900 Wilshire Boulevard, Los Angeles, California 90024, no later than December 1, 2000.

    A stockholder may wish to have a proposal presented at the 2001 Annual Meeting of Stockholders, but not to have such proposal included in the Company's Proxy Statement for the meeting. If notice of the proposal is not received by the Company at the address above by February 14, 2001, then the proposal will be deemed untimely under Rule 14a-4(c) under the Securities Exchange Act of 1934, and the persons entitled to vote proxies solicited by the Board for that meeting generally will have the right to exercise discretionary voting authority with respect to the proposal.

                                          By Order of the Board of Directors,

                                          /s/ Roberta Wieman

                                          Roberta Wieman
                                          CORPORATE SECRETARY

March 31, 2000

CCI80A                           DETACH HERE


                                    PROXY

                             CASTLE & COOKE, INC.

                            PROXY FOR COMMON STOCK

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


   The undersigned hereby appoints David H. Murdock, Patrick J. Birmingham and Roberta Wieman, and each of them, as Proxies, each with full power of substitution and each with all powers that the undersigned would possess if personally present, to vote all of the shares of Common Stock of Castle & Cooke, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Dole World Headquarters, One Dole Drive, Westlake Village, California on Tuesday, May 9, 2000 at 10:00 a.m. local time, and any adjournments thereof. The undersigned instructs each of said Proxies, or their substitutes, to vote as specified by the undersigned on the reverse side and, as permitted by law, to vote in such manner as they may determine on any other matters which may properly come before the meeting as indicated in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

Election of Directors. NOMINEES:
     (01) Patrick J. Birmingham, (02) Edward M. Carson, (03) Lodwrick M. Cook,
     (04) Edward J. Hogan, (05) Wallace S. Miyahira, (06) David H. Murdock,
     (07) Lynne Scott Safrit and (08) William D. Dallas

             (IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE)
             PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD
                     IN THE ENCLOSED PREPAID ENVELOPE.
-----------                                                          -----------
SEE REVERSE                                                          SEE REVERSE
   SIDE                                                                  SIDE
-----------                                                          -----------

CCI80A                           DETACH HERE

     PLEASE MARK
/X/  VOTES AS IN
     THIS EXAMPLE.

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS MADE, FOR ITEMS 1 AND 2 AND, AS PERMITTED BY LAW, AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

   1. Election of Directors (see reverse).

                FOR        WITHHELD
                / /           / /

   / / ______________________________________
       For all nominees except as noted above

                                              FOR      AGAINST    ABSTAIN
   2. Approval of Arthur Andersen LLP as
      independent public accountants and      / /        / /        / /
      auditors for the 2000 fiscal year.

   MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   / /

   NOTE: Please sign exactly as your name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If shareholder is a corporation, sign in full corporate name by the authorized officer.


Signature: ___________  Date: _________  Signature: ___________  Date: _________